Exhibit 21.1
Subsidiaries of Hydril Company
Percentage of Voting Securities Owned by Hydril Company

Hydril General LLC (Delaware)	100%
Hydril Company LP (Delaware)	1%
Hydril Limited LLC (Delaware)	100%
Hydril Company LP (Delaware)	99%
Hydril Jindal International Private Ltd. (India)	50%	(5)
Hydril India JV, LLC (Delaware)	100%
Hydril India Private Ltd. (India)	49%	(6)
Hydril Acquisition Sub, Inc. LP (Delaware)	100%
3084408 Nova Scotia Company	100%
RF Ironworks Limited Partnership	99%	(1)
Hydril Canadian Company Limited Partnership	99.9%	(4)
3078778 Nova Scotia Company	100%
3083489 Nova Scotia Company	100%
Hydril S.A. (Switzerland)	53%	(2)
Hydril U.K. Ltd. (England, U.K.)	100%
Panelglen, Ltd. (England, U.K.)	100%
Flowguard, Ltd. (England, U.K.)	100%
Hydril Private Ltd. (Republic of Singapore)	100%
Technical Drilling & Production Services Nigeria, Ltd. (Nigeria)	60%
P.T. Hydril Indonesia	99%	(3)
Hydril S.A. de C.V. (Mexico)	100%
Bettis de Mexico S.A. de C.V. (Mexico)	100%
Hydril Pressure Control S. de R.L. de C.V. (Mexico)	99.6%	(7)

(1)	3078778 Nova Scotia Company owns the remaining 1% equity interest in RF Ironworks Limited Partnership.

(2)	Hydril Private Ltd. owns the remaining 47% equity interest in Hydril S.A.

(3)	Hydril Company owns the remaining 1%.

(4)	3083489 Nova Scotia Company owns the remaining 0.1% equity interest in Hydril Canadian Company Limited Partnership.

(5)	Joint venture 50% owned by Hydril Company LP.

(6)	Joint venture 49% owned by Hydril India JV, LLC.

(7)	Hydril Acquisition Sub, Inc. owns the remaining 0.4%.